UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2007

COMPUMED, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-14210	95-2860434
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5777 West Century Blvd., Suite 1285, Los Angeles, CA	90045
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(310) 258-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 1, 2007, we received a notice of resignation from our Chief Executive Officer, John G. McLaughlin effective that day. That notice was accepted by the Chairman of the Board, Robert Stuckelman on June 4th, 2007.

Effective June 1, 2007, we appointed Maurizio Vecchione to the position of Interim Chief Executive Officer.  We will amend our Contractor Agreement with Synthetica (America), Ltd. to provide the services of Mr. Vecchione in this capacity.  Under the terms of the Amendment, Mr. Vecchione, while part-time, will spend sufficient time at the Company to discharge the duties needed of the CEO.

Maurizio Vecchione is a Managing Partner of Synthetica Holdings, LLC, a private equity and venture fund, and the Chairman of Synthetica (America) Ltd., a management consultant retained to provide strategic advice to Compumed.  Mr. Vecchione joined Synthetica in September 2001.  He also serves as Chairman of The IDEAS Studio, a multimedia content company in the educational field and Interim CEO of Mobile Video Development Corporation, an early stage company in wireless video technology.  From July 2004 to September 2006 Mr. Vecchione served as CEO of Trestle Holdings, Inc, a medical imaging company for digital pathology and a company for which he orchestrated a restructuring and the sale of its operating assets. From April 2003 to July 2004 Mr. Vecchione was President and CEO of Microwave Photonics, a wireless technology company he spun out of British Telecommunications. Prior to joining Microwave he was the founder  and co-CEO of imaging rendering company ModaCAD (later Styleclick) and lead the company from 1983 through 2001, when he orchestrated its sale to USA Networks (now InterActive) for approximately $480 Million.

The foregoing description of the terms and conditions of the Notice of Resignation is qualified in its entirety by, and made subject to, the more complete information set forth in the Notice of Resignation, filed as Exhibit 99.1.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
99.1	Notice of Resignation to the Company from John G. McLaughlin, dated June 1, 2007 (filed herewithin).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CompuMed, Inc.
(Registrant)

Date	June 6, 2007

		By:	/s/ Robert Stuckelman
Robert Stuckelman
Chairman of the Board of Directors